Exhibit 99.1

NEWS from:
STEWART INFORMATION SERVICES CORPORATION
P.O. Box 2029, Houston, Texas 77252-2029
www.stewart.com
	Contact:	Ted C. Jones
Director - Investor Relations
(713) 625-8014

FOR RELEASE AT 6AM CDT

Stewart Reports Earnings for 2005

HOUSTON, February 16, 2006 – Stewart Information Services Corporation (NYSE-STC) today reported the results of its operations for the year and fourth quarter ended December 31, 2005. (Dollar amounts in the table below are in millions, except for per share figures.)

	Year 2005	Year 2004

Total revenues	$2,424.1	$2,176.3
Pretax earnings before minority interests	165.0	146.7
Net earnings	88.8	82.5
Net earnings per diluted share	4.86	4.53

	Fourth Quarter 2005		Fourth Quarter 2004

Total revenues	$622.6		$612.3
Pretax earnings before minority interests	21.2	(a)	37.4	(b)
Net earnings	9.1	(a)	20.3	(b)
Net earnings per diluted share	0.50	(a)	1.11	(b)

     (a)  Includes an addition to large title loss reserves aggregating $10.5 million ($6.8 million after taxes, or $0.37 per diluted share).

     (b)  Includes charge relating to litigation of $4.4 million ($2.9 million after taxes, or $0.16 per diluted share).

Financial Highlights

           • Revenues for the year 2005 set an all-time record high at $2.4 billion. This represented an increase of 11.4 percent over the year 2004. Pretax earnings (calculated before minority interests) for the year 2005 were $165.0 million, as compared with $146.7 million for 2004.

           • The Company’s pretax profit margin was 6.8 percent for the year 2005 compared with 6.7 percent for 2004. In comparing 2005 with 2004, pretax earnings were increased by a higher level of commercial transactions and a higher mix of revenues from direct operations compared with lower-margin agency business.  Acquisitions increased revenues by $37.3 million and pretax earnings by $8.0 million in 2005.

           • Profits for the year 2005 versus 2004 were impacted by higher employee costs and other operating expenses because the Company continues to incur the costs of investment in technology advancements.  The Company’s goal is to increase productivity, gain market share and provide superior service to its customers. Profits in 2005 were also impacted by an addition to title loss reserves of $10.5 million in the fourth quarter for large losses relating to a mortgage fraud and a defalcation.

           • For the fourth quarter of 2005, revenues increased 1.7 percent to $622.6 million compared with the fourth quarter of 2004.  Pretax earnings and margins were $21.2 million and 3.4 percent, respectively, for the fourth quarter of 2005 and $37.4 million and 6.1 percent, respectively, for the same quarter in 2004.  As noted in the yearly analysis above, earnings for the fourth quarter of 2005 were decreased by the increase to large title loss reserves and by higher employee costs and other operating expenses.

           • The fourth quarter of 2005 also includes charges relating to corrections of the Company’s accounting for leases and employee vacations of $2.8 million and $2.1 million, respectively. The combined total of $3.2 million after taxes, or $0.17 per diluted share, is immaterial for the year as to net earnings, cash flows and stockholders’ equity.

           • Stewart’s book value per share increased by 9.7 percent to $42.21 per share at December 31, 2005 as compared with $38.48 at December 31, 2004.

           • Stewart paid $0.75 per share as its annual cash dividend for 2005, a 63 percent increase from $0.46 per share in 2004.

Title orders declined in the fourth quarter of 2005 by 2.2 percent from the same period a year ago. Although orders were higher in October 2005 than October 2004, there was a decline in each of the months of November and December from the same month a year earlier. A rise in mortgage interest rates was the major reason for the decline.

“The year resulted in all-time record revenues,” stated Stewart Morris, Jr., co-chief executive officer.  “We seek to improve our profit margins and are taking actions to improve future performance.  We monitor employee levels and other costs with a goal of maintaining a minimum staff necessary to provide the customer service needed to continue growing market share.  Our technology is facilitating increased productivity and customer responsiveness and service.  We will continue to invest heavily in 2006 in enhancements to our production and transaction management system, as well as the development of new technology products that serve real estate information and lender markets. We believe these strategies will position us for strong gains in market share. Accretive acquisitions continue to help our earnings.”

“We continued to grow our higher-profit commercial business in 2005,” added Malcolm S. Morris, co-chief executive officer.  “Our expansion in international markets is even more promising than before.  Accordingly, we have evaluated our resources and reorganized our management, putting forward our most talented and experienced staff.  We are building business on our sound financial position.  We believe all of our strategies, when put together, will position us for future growth.”

On February 3, 2006 Stewart completed its acquisition of Monroe Title Insurance Corporation, expanding its presence in upstate New York and improving its ability to meet the needs of Stewart’s national customer base.  The acquisition is expected to further enhance Monroe’s market position while opening markets to Stewart’s real estate products and services.

Stewart Information Services Corporation is a technology-driven, strategically competitive, real estate information and transaction management company providing title insurance and related information services through more than 8,500 policy-issuing offices and agencies in the United States and international markets.  Stewart also provides post-closing lender services, default management solutions, automated county clerk land records, property ownership mapping, geographic information systems, property information reports, flood certificates, document preparation, background checks and expertise in tax-deferred exchanges. More information can be found at www.stewart.com.

This press release may contain forward-looking statements, which include all statements other than statements of historical facts. Forward-looking statements are not guarantees of performance and no assurance can be given that Stewart’s expectations will be achieved. In particular, historical order counts do not necessarily indicate future revenues because Stewart cannot predict the number of orders that will result in closings.

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STEWART INFORMATION SERVICES CORPORATION
STATEMENTS OF EARNINGS
(In thousands of dollars, except per share amounts)

	Three months ended Dec 31		Year ended Dec 31

	2005(1)	2004(2)	2005	2004

Revenues
Title insurance:
Direct operations	262,555	231,784	1,041,977	880,697
Agency operations	329,765	355,600	1,265,495	1,201,075
Real estate information services	21,420	17,567	82,495	68,907
Investment income	7,654	6,272	29,127	22,514
Investment and other gains – net	1,183	1,053	4,966	3,099

	622,577	612,276	2,424,060	2,176,292
Expenses
Amounts retained by agencies	263,148	291,472	1,025,929	980,457
Employee costs	181,246	154,747	694,599	591,092
Other operating expenses	102,234	89,569	373,161	324,897
Title losses and related claims	44,324	30,560	128,102	100,841
Depreciation and amortization	9,312	8,044	33,954	31,025
Interest	1,073	449	3,351	1,248

	601,337	574,841	2,259,096	2,029,560

Earnings before taxes and minority interests	21,240	37,435	164,964	146,732
Income taxes	6,727	13,353	56,768	50,696
Minority interests	5,412	3,803	19,431	13,518

Net earnings	9,101	20,279	88,765	82,518

Average number of diluted shares outstanding (000)	18,279	18,224	18,246	18,199
Earnings per share - diluted	0.50	1.11	4.86	4.53

Segment information:
Title revenues	601,157	594,709	2,341,565	2,107,385
Title pretax earnings before minority interests	20,558	36,640	154,391	143,154

REI revenues	21,420	17,567	82,495	68,907
REI pretax earnings before minority interests	682	795	10,573	3,578

Selected financial information:
Cash flow from operations	40,236	26,713	173,508	170,410
Title loss payments – net of recoveries	22,385	22,192	82,162	68,408
Changes in other comprehensive earnings - net of taxes	(2,916)	1,262	(8,160)	(1,231)
Number of title orders opened (000):
October	69.6	66.7
November	62.2	64.3
December	55.2	60.1

Quarter	187.0	191.1

	Dec 31 2005	Dec 31 2004

Stockholders’ equity	766,313	697,313
Number of shares outstanding (000)	18,154	18,121
Book value per share	42.21	38.48

(1)  Includes an addition to large title loss reserves aggregating $10.5 million ($6.8 million after taxes, or $0.37 per diluted share).

(2)  Includes charge relating to litigation of $4.4 million ($2.9 million after taxes, or $0.16 per diluted share).

STEWART INFORMATION SERVICES CORPORATION
BALANCE SHEETS (condensed)
(In thousands of dollars)

	Dec 31 2005	Dec 31 2004

Assets
Cash and cash equivalents	134,734	121,383
Short-term investments	206,717	181,195
Investments – statutory reserve funds	449,475	401,814
Investments – other	85,802	68,793
Receivables – premiums from agencies	49,397	42,618
Receivables – other	39,265	37,659
Property and equipment	85,762	83,391
Title plants	58,930	52,679
Goodwill	155,624	124,636
Intangible assets	15,268	16,988
Other assets	80,177	62,197

	1,361,151	1,193,353

Liabilities
Notes payable	88,413	49,930
Accounts payable and accrued liabilities	125,255	101,544
Estimated title losses	346,704	300,749
Deferred income taxes	15,784	29,335
Minority interests	18,682	14,482

	594,838	496,040
Contingent liabilities and commitments
Stockholders’ equity
Common and Class B Common Stock and additional paid-in capital	145,367	144,135
Retained earnings	619,232	543,295
Accumulated other comprehensive earnings	5,628	13,788
Treasury stock	(3,914)	(3,905)

Total stockholders’ equity	766,313	697,313

	1,361,151	1,193,353

February 16, 2006